Addendum to Employment Agreement between SunOpta Inc. (the "Company") and Jeremy N. Kendall (the "Employee") dated 1st day of October, 2001 (the "Agreement")

Whereas Company and Employee entered into the Agreement effective the above captioned date;

And whereas the Company and Employee now wish to amend the Agreement as provided below.

NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. The parties agree to the inclusion of the following change of control provisions to the Agreement:

Change of Control: In the event of a change of Change of Control of the Company (defined "Change of Control") defined as a transaction or series of transactions whereby directly or indirectly:

(a) any person or combination of persons obtains a sufficient number of securities of the Company to affect materially the control of the Company; for the purposes of this Agreement, a person or combination of persons holding shares or other securities in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast (50%) or more of the votes attaching to all shares of the Company which may be cast to elect directors of the Company, shall be deemed to be in a position to affect materially the control of the Company; or

(b) the Company consolidates or merges with or into, amalgamates with, or enters into a statutory arrangement with, any other person (other than a subsidiary of the Company) or any other person (other than a subsidiary of the Company) consolidates or merges with or into, or amalgamates with or enter into a statutory arrangement with, the Company, and, in connection therewith, all or part of the outstanding voting shares shall be changed in any way, reclassified or converted into, exchanged or otherwise acquired for shares or other securities of the Company or any other person or for cash of any other property;

In the event of "Change of Control" as defined above, followed by either the termination of the Employee's employment, or a substantial diminution of the Employee's duties:

(i) All unvested options of the Employee shall immediately vest; and

(ii) Payment of the remainder of this Agreement to February 26, 2020 shall be in the form of a lump sum payment, an amount which shall be equal to the sum of (i) the regularly scheduled payments under the Agreement for the two year period after closing, and (ii) the present value of the remaining payments scheduled under the Agreement discounted at 7% per annum. Such lump sum payment shall be due and payable on closing.

2. All other terms and conditions of the Agreement, unless otherwise amended in writing, shall remain in full force and effect.

IN WITNESS WHEREOF the parties have caused this Addendum to be duly executed and delivered on June 9, 2009.

SunOpta Inc.

Per: ____________________
Steve Bromley,
President and Chief Executive Officer

Per: ____________________
Cyril Ing,
Chair of Compensation Committee

Agreed to and Acknowledged by:

____
Jeremy N. Kendall